Filed Pursuant to Rule 424(b)(5)
Registration No. 333-158484-01
Registration No. 333-158484

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Aggregate Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit	Offering Price	Fee
5.875% First Mortgage Bonds due 2019, Series LL of California Water Service Company	$100,000,000	100%	$100,000,000	$5,580
Guarantee of 5.875% First Mortgage Bonds due 2019, Series LL by California Water Service Group	(1)	(1)	(1)	(1)

(1)	Pursuant to Rule 457(n) under the Securities Act of 1933, no additional registration fee is due for the guarantee.

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 8, 2009)

California Water Service Company

$100,000,000
5.875% First Mortgage Bonds due 2019, Series LL
fully and unconditionally guaranteed by

California Water Service Group

The bonds will mature on May 1, 2019. We will pay interest on the bonds on May 1 and November 1 of each year, beginning November 1, 2009. The bonds will be issued only in denominations of $1,000 and integral multiples of $1,000 above that amount. The bonds may not be redeemed at any time prior to maturity. There is no sinking fund for the bonds. The bonds will be unconditionally guaranteed on a senior unsecured basis by California Water Service Group, our parent company. The guarantee will be effectively subordinated to mortgages and other secured indebtedness of California Water Service Group and to all of the indebtedness of its subsidiaries.

The bonds are secured by the lien of our mortgage and rank equally with all of our other first mortgage bonds from time to time outstanding. The lien of our mortgage is discussed under “Description of First Mortgage Bonds and Guarantees — Security” on page 8 of the accompanying prospectus.

We do not intend to list the bonds on any securities exchange or to include them in any automated quotation system.

Investing in our bonds involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Bond	Total

Price to public(1)	100.00%	$100,000,000

Underwriting discount	0.65%	$650,000

Proceeds, before expenses, to us	99.35%	$99,350,000

(1)	Plus accrued interest, if any, from April 17, 2009.

The bonds are expected to be delivered in global form through the book-entry delivery system of The Depository Trust Company, including for the accounts of Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking société anonyme, against payment in New York, New York on or about April 17, 2009.

Robert W. Baird & Co.

April 13, 2009

About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, provides more general information about the securities that we may offer from time to time, some of which may not apply to this offering. You should read this prospectus supplement along with the accompanying prospectus, as well as additional information described under “Where You Can Find More Information” in the accompanying prospectus before investing in the bonds. These documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it.

We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sales of the bonds. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, references in this prospectus supplement to “we,” “us” and “our” refer to California Water Service Company and the term “CWSG” refers to California Water Service Group.

Information contained on our Web site and CWSG’s Web site is not a part of this prospectus supplement.

i

Forward-Looking Statements

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference contain forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference are based on currently available information, expectations, estimates, assumptions and projections, and our management’s beliefs, assumptions, judgments and expectations about us, the water utility industry and general economic conditions. These statements are not statements of historical fact. When used in our documents, statements that are not historical in nature, including words like “expects,” “intends,” “plans,” “believes,” “may,” “estimates,” “assumes,” “anticipates,” “projects,” “predicts,” “forecasts,” “should,” “seeks,” or variations of these words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results may vary materially from what is contained in a forward-looking statement.

Factors which may cause actual results to be different than expected or anticipated include, but are not limited to:

▪	governmental and regulatory commissions’ decisions, including decisions on proper disposition of property;

▪	changes in regulatory commissions’ policies and procedures;

▪	the timeliness of regulatory commissions’ actions concerning rate relief;

▪	changes in the capital markets and access to sufficient capital on satisfactory terms;

▪	new legislation;

▪	changes in accounting valuations and estimates;

▪	changes in accounting treatment for regulated companies, including adoption of International Financial Reporting Standards, if required;

▪	electric power interruptions;

▪	increases in suppliers’ prices and the availability of supplies including water and power;

▪	fluctuations in interest rates;

▪	changes in environmental compliance and water quality requirements;

▪	acquisitions and the ability to successfully integrate acquired companies;

▪	the ability to successfully implement business plans;

▪	civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type;

▪	the involvement of the United States in war or other hostilities;

▪	our ability to attract and retain qualified employees;

▪	labor relations matters as we negotiate with the unions;

▪	implementation of new information technology systems;

▪	restrictive covenants in or changes to the credit ratings on current or future debt that could increase financing costs or affect the ability to borrow, make payments on debt, or pay dividends;

▪	general economic conditions, including changes in customer growth patterns and our ability to collect billed revenue from customers;

▪	changes in customer water use patterns and the effects of conservation;

▪	the impact of weather on water sales and operating results;

▪	the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulations on internal controls; and

▪	the risks set forth in “Risk Factors” included elsewhere in this prospectus supplement, accompanying prospectus and in the documents we incorporate by reference.

In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement or as of the date of any document incorporated by reference in this prospectus supplement, as applicable. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus supplement, accompanying prospectus and the documents incorporated by reference. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement. Because this is a summary, it is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and this offering of bonds, we encourage you to read this prospectus supplement and the accompanying prospectus in their entirety, as well as additional information described under “Where You Can Find More Information.”

California Water Service Company and California Water Service Group

CWSG is a holding company primarily for regulated water utilities in California, Washington, New Mexico and Hawaii. CWSG’s business is conducted through its operating subsidiaries, which include us, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, CWS Utility Services, and HWS Utility Services LLC. CWSG’s principal business is the production, purchase, storage, purification, distribution and sale of water for domestic, industrial, public and irrigation uses, and for fire protection. CWSG also provides non-regulated water-related services under agreements with municipalities and other private companies. The non-regulated services include full water system operation, billing and meter reading services. Non-regulated operations also include the lease of communication antenna sites, lab services, and promotion of other non-regulated services.

We are a direct wholly-owned subsidiary of CWSG and are the largest of CWSG’s operating companies, representing approximately 94% of CWSG’s regulated customers and approximately 95% of CWSG’s consolidated operating revenue for the year ended December 31, 2008. CWSG’s California water operations are conducted by us and CWS Utility Services, which provide service to more than 460,000 customers in 83 California communities through 26 separate districts.

Our principal executive office is located at 1720 North First Street, San Jose, California 95112, and our telephone number is 408-367-8200.

The Offering

The following is a brief summary of the terms of this offering. For a more complete description of the terms of the bonds, see “Description of Bonds” beginning on page S-13 of this prospectus supplement and “Description of First Mortgage Bonds and Guarantees” beginning on page 6 of the accompanying prospectus.

Issuer	California Water Service Company, a California corporation

Guarantor	California Water Service Group, a Delaware corporation

Bonds Offered	$100 million aggregate principal amount of bonds

Interest Payment Dates	Interest on the bonds will be payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2009.

Maturity Date	The bonds will mature on May 1, 2019.

Redemption	The bonds may not be redeemed at any time prior to maturity.

Ranking	The bonds will be secured by the lien of the mortgage indenture, as defined in the accompanying prospectus, and will rank equally with all other outstanding first mortgage bonds under the mortgage indenture. See “Description of First Mortgage Bonds and Guarantees — Security.” As of December 31, 2008, we had outstanding approximately $17.8 million in aggregate principal amount of first mortgage bonds under the mortgage indenture as well as approximately $5.9 million in aggregate principal amount of first mortgage bonds under another indenture of ours. In addition, upon the closing of this offering, we will be required to issue approximately $260 million aggregate principal amount of first mortgage bonds in exchange for our outstanding unsecured senior notes with a like aggregate principal amount. We also expect that concurrently with the closing of this offering we will amend and restate our $17.8 million in outstanding Series CC bonds under the mortgage indenture and we will issue $2.9 million in first mortgage bonds in exchange for our outstanding Series K bonds outstanding under another indenture of ours. See “— Recent Developments.”

Guarantee	The bonds are fully and unconditionally guaranteed as to the payment of principal, premium, if any, and interest by California Water Service Group.

Sinking Fund	There is no sinking fund for the bonds.

Use of Proceeds	We intend to use the net proceeds of this offering to repay the outstanding balance on our line of credit under our loan agreement with Bank of America, N.A. As of December 31, 2008, there was an outstanding balance of $28 million on our line of credit under our loan agreement with Bank of America and the interest rate on these borrowings was 1.75%. As of December 31, 2008 our line of credit was scheduled to expire on April 30, 2012. We used these borrowings for general corporate purposes. We also intend to use the net proceeds of the offering for general corporate purposes, such as increasing our working capital, making capital expenditures, acquiring assets and taking advantage of other business opportunities. Pending application of the net proceeds as described above, we may invest the proceeds in short-term securities.

Trustee	U.S. Bank National Association

Governing Law	The mortgage indenture is, and the bonds will be, governed by and construed in accordance with the laws of the State of California.

Purchase Limitation	In order to comply with a CPUC order applicable to us, the underwriter has agreed to allocate sales of the bonds such that no person will be the beneficial owner, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of more than $20,000,000 aggregate principal amount of bonds at the completion of this offering.

Summary Financial and Other Data

California Water Service Group

The following tables set forth summary consolidated financial data of CWSG. The summary consolidated financial data for each of the years in the three-year period ended December 31, 2008 were derived from CWSG’s audited consolidated financial statements. You should read the following data in connection with CWSG’s consolidated financial statements and notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in CWSG’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference.

	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006

Summary of Operations
Operating revenue
Residential	$284,913	$253,745	$232,811
Business	75,620	65,457	60,366
Industrial	18,932	17,403	16,286
Public authorities	21,042	17,952	15,728
Other	9,805	12,525	9,526

Total operating revenue	410,312	367,082	334,717
Operating expenses	352,843	322,912	294,411
Interest expense, other income and expenses, net	17,664	13,011	14,726

Net income	$39,805	$31,159	$25,580

Long-term debt interest coverage	4.21	3.59	3.21
Balance Sheet Data
Net utility plant	$1,112,367	$1,010,196	$941,475
Total assets	1,418,107	1,184,499	1,165,019
Long-term debt including current portion	290,316	291,921	293,592
Capitalization ratios:
Common stockholders’ equity	58.1%	56.9%	56.0%
Preferred stock	—	0.5%	0.5%
Long-term debt	41.9%	42.6%	43.5%

	Year Ended December 31,
	2008	2007	2006

Consolidated Ratios of Earnings to Fixed Charges*	3.89	3.46	2.99

*	Earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, and the interest component of rentals.

California Water Service Company

The following tables set forth our summary financial and other data. The summary financial and other data for each of the years in the three-year period ended December 31, 2008 (excluding the data under the heading “Other Data”) were derived from our condensed consolidating financial information contained in Note 17 to CWSG’s audited consolidated financial statements included in CWSG’s Current Report on Form 8-K filed with the SEC on April 7, 2009. You should read the following data in connection with CWSG’s consolidated financial statements and notes included in CWSG’s Current Report on Form 8-K filed with the SEC on April 7, 2009 and Management’s Discussion and Analysis of Financial

Condition and Results of Operations included in CWSG’s Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated herein by reference.

	Year Ended December 31,
(Dollars in thousands)	2008	2007	2006

Summary of Operations
Operating revenue
Residential	$271,895	$243,009	$222,916
Business	71,560	62,757	57,803
Industrial	18,022	16,568	15,452
Public authorities	20,779	17,737	15,518
Other	7,403	11,027	8,110

Total operating revenue	389,659	351,098	319,799
Operating expenses	333,205	308,877	281,207
Interest expense, other income and expenses, net	18,075	13,512	14,942

Net income	$38,379	$28,709	$23,650

Long-term debt interest coverage	4.17	3.43	3.09
Balance Sheet Data
Net utility plant	$1,036,877	$963,012	$897,364
Total assets	1,331,036	1,128,695	1,111,832
Long-term debt including current portion	285,941	286,958	288,128
Capitalization ratios:
Common stockholders’ equity	56.6%	55.4%	54.9%
Preferred stock	—	0.5%	0.5%
Long-term debt	43.4%	44.1%	44.6%

	Year Ended December 31,
(Dollars in thousands, except customer data)	2008	2007	2006

Other Data
Estimated water production (million gallons)
Wells and surface supply	68,128	67,318	67,349
Purchased	64,645	70,530	62,790
Total estimated water production	132,773	137,848	130,139
Metered customers	389,068	387,524	383,772
Flat-rate customers	73,075	74,918	75,927
Customers at year-end*	462,143	462,442	459,699
New customers added	(299)	2,743	4,181
Revenue per customer	$843	$759	$693
Utility plant per customer	2,244	2,082	1,952
Employees at year-end	810	808	804

*	Includes customers of the City of Hawthorne and City of Commerce

Recent Developments

Issuances of Additional Series of First Mortgage Bonds

We currently have outstanding fifteen series of unsecured senior notes with an aggregate principal amount of $260 million. Pursuant to the note purchase agreements and supplements thereto under which our outstanding unsecured senior notes have been issued, in the event that we issue one or more additional series of first mortgage bonds under our mortgage indenture, we are required to issue a new series of first mortgage bonds in exchange for each outstanding series of unsecured senior notes with a like aggregate principal amount. The issuance of the bonds offered by this prospectus supplement will trigger this exchange provision. Accordingly, upon the closing of the issuance of the bonds, we will be required to issue an additional series of first mortgage bonds under the mortgage indenture with a like aggregate principal amount to the holders of each series of our outstanding unsecured senior notes in exchange for each such series of notes.

Furthermore, in connection with the execution of the thirty-ninth supplemental indenture to our mortgage indenture, upon the closing of this offering we will amend and restate our $17.8 million in outstanding Series CC first mortgage bonds under our mortgage indenture. Concurrently with the closing of this offering we will also exchange all $2.9 million outstanding aggregate principal amount of our Series K first mortgage bonds under the indenture we assumed in connection with our acquisition of Dominguez Water Corporation for Series KK first mortgage bonds to be issued under the mortgage indenture.

We agreed to provide the Series CC first mortgage bonds, the Series KK first mortgage bonds, and two series of first mortgage bonds to be issued in connection with the exchange of unsecured senior notes, Series GGG and Series HHH, with certain rights and covenants in addition to those set forth in our mortgage indenture. For more information relating to the additional rights and covenants of the Series CC first mortgage bonds, the Series KK first mortgage bonds, the Series GGG first mortgage bonds and the Series HHH first mortgage bonds, see “Description of First Mortgage Bonds and Guarantees — Additional Terms of Certain Future Series of First Mortgage Bonds” in the accompanying prospectus.

Redemption of Series J Bonds

Upon closing of this offering we plan to exercise our option to redeem the remaining $3.0 million of 8.86% Series J First Mortgage Bonds due 2023 we assumed in connection with our acquisition of Dominguez Water Corporation in 2000. The redemption will be effected pursuant to the terms of the indenture and supplemental indentures governing the Series J bonds. The Series J bonds will be redeemed at a redemption price equal to 100% of the outstanding principal amount of the Series J bonds plus a make-whole premium and accrued and unpaid interest to the date of redemption.

Amendments to Loan Agreements

At the closing of this offering we will enter into Amendment No. 2 to our Loan Agreement with Bank of America, N.A. (“Lender”) dated as of May 30, 2007, and CWSG, CWS Utility Services, New Mexico Water Service Company, Washington Water Service Company and Hawaii Water Service Company, Inc. will enter into Amendment No. 1 to their Loan Agreement with the Lender dated as of May 30, 2007. Pursuant to each amendment, (i) the availability period of the unsecured revolving line of credit under the applicable loan agreement will end 364 days after the date of such amendment rather than April 30, 2012, (ii) the interest rate payable in respect of borrowings under the line of credit under the applicable loan agreement will increase from the Lender’s prime rate minus 1.5% to the Lender’s prime rate minus 0.75%, (iii) the alternative interest rate payable in respect of borrowings under the line of credit under the applicable loan agreement will increase from LIBOR plus 0.25% to LIBOR plus 1.0% and (iv) the unused commitment fee payable under the applicable loan agreement will change from a flat rate of $12,000 (in the case of our loan agreement) or $4,400 (in the case of the CWSG loan agreement), payable annually, to a fee equal to 0.15% of the amount of unused available credit under the line of credit under the applicable loan agreement, payable quarterly. Banc of America Securities LLC has in the past served as placement agent in connection with our offerings of certain series of notes, including in connection with our most recent private offering, issue and sale of our Series O notes issued August 31, 2006 and due August 31, 2031.

Risk Factors

Investing in the bonds involves risks. Before making an investment decision, you should carefully review the information contained in the other sections of this prospectus supplement and the accompanying prospectus and should particularly consider the following risk factors. Furthermore, you should carefully consider the risk factors and other information set forth or incorporated by reference in CWSG’s Annual Report on Form 10-K for the year ended December 31, 2008 as well as other information incorporated by reference in this prospectus supplement and the accompanying prospectus, as such risk factors and other information may be updated from time to time by CWSG’s subsequent reports and other filings under the Exchange Act.

The risks and uncertainties described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, financial results and the value of our securities.

Increased leverage may harm our financial condition and results of operations.

We may incur additional indebtedness in the future and the bonds do not restrict future incurrence of indebtedness. Any increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

▪	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

▪	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

▪	our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be reduced.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things, to:

▪	seek additional financing in the debt or equity markets;

▪	refinance or restructure all or a portion of our indebtedness, including the bonds;

▪	sell selected assets; or

▪	reduce or delay planned operating and investment expenditures.

These measures may not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

The mortgage indenture contains limited covenants and other protections.

The mortgage indenture under which the bonds will be issued does not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the mortgage indenture does not contain covenants that limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and does not impose similar limitations on CWSG. Therefore, the mortgage indenture may not protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the limited covenants contained in the indenture do not require us or CWSG to achieve or maintain any minimum financial ratios relating to our or its financial position or results of operations.

The collateral might not be valuable enough to satisfy all the obligations secured by the collateral.

Our obligations under the bonds are secured by the pledge of substantially all of our fixed property and franchises, including certain after-acquired property. This pledge is also for the benefit of all holders of other series of our first mortgage bonds under the mortgage indenture. The value of the pledged assets in the event of a liquidation will depend upon market and economic conditions, the availability of buyers, and similar factors. No independent appraisals of any of the pledged property have been prepared by us or on our behalf in connection with this offering. We cannot assure you that the proceeds of any sale of the pledged assets following an acceleration of maturity of the bonds would be sufficient to satisfy amounts due on the bonds and the other debt secured by the pledged assets.

The rating of the bonds may affect the market price and marketability of the bonds.

We currently expect that, upon issuance, the bonds will be rated by one nationally recognized statistical rating organization. Any such rating would be limited in scope and would not address all material risks relating to an investment in the bonds, but rather would reflect only the view of such rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit rating will be issued or remain in effect for any given period of time or that such rating will not be decreased, suspended or withdrawn entirely by the rating agency, if, in such rating agency’s judgment, circumstances so warrant. Holders of bonds will have no recourse against us in the event of a change in or suspension or withdrawal of such rating. Any decrease, suspension or withdrawal of such rating may have an adverse effect on the market price or marketability of the bonds. Ratings from credit rating agencies are not recommendations to buy, sell or hold the bonds and may be subject to revision or withdrawal at any time by the applicable rating agency and should be evaluated independently of any other ratings.

The “one action” rule in California may limit the ability of the trustee to foreclose on the mortgaged property and provide certain defenses to the enforcement of the guarantee of the bonds against CWSG.

The mortgaged property subject to the lien of the mortgage indenture securing the bonds is exclusively located in California. California law prohibits more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. The application of the California one-action rule may result in certain defenses to the enforcement of a guaranty of an obligation if that obligation is secured by real property located in California. Accordingly, the trustee is required to obtain advice of counsel prior to enforcing any of the bond holders’ rights under the lien of the mortgage indenture covering the mortgaged property. As a result, the ability to foreclose upon the mortgaged property may be significantly delayed and otherwise limited by the application of California law.

Because the California Public Utilities Commission may require that any purchaser of the mortgaged property assume an obligation to carry on the use of that property to provide public utility service, the trustee’s ability to find a purchaser for the mortgaged property in foreclosure in order to satisfy the indebtedness of the bonds may be limited.

As a public utility operating in California, we are regulated by the California Public Utilities Commission, or “CPUC.” Pursuant to California law, authorization from the CPUC was required in order to issue the bonds encumbering our property used for public utility service. The mortgaged property includes such property used for public utility service. In the event of a foreclosure of the mortgaged property, the CPUC may require the purchaser of the mortgaged property to carry on the use of such property to provide public utility service. As a result, in the event the trustee seeks to foreclose on such property and sell such property in order to satisfy the indebtedness of the bonds, the trustee may have difficulty finding a purchaser who is able to use the mortgaged property for such purpose. Furthermore, a purchaser of such mortgaged utility property may be deemed a “public utility” by virtue of its ownership of utility property, thus potentially subjecting it to regulation by the CPUC. As a result, the pool of likely eligible purchasers of the mortgaged property upon foreclosure may be limited to other public utilities. Accordingly, the trustee’s practical ability to foreclose upon the mortgaged property may be significantly limited.

An absence of a market for the bonds may affect the liquidity of the bonds.

The bonds constitute a new issue of securities with no established trading market. The underwriter has advised us that it may make a market in the bonds, but it has no obligation to do so and may discontinue market making at any time without notice. There can be no assurance that a market for the bonds will develop or, if it does develop, that it will continue. If an active public market for the bonds does not develop, the market price and liquidity of the bonds may be materially and adversely affected. Furthermore, we do not intend to apply for listing of the bonds on any securities exchange or automated quotation system.

CWSG’s guarantee of the bonds could be voided.

CWSG’s obligations under the guarantee of the bonds may be subject to review under state or federal fraudulent transfer laws in the event of CWSG’s bankruptcy or other financial difficulty. Under those laws, in a lawsuit by an unpaid creditor or representative of creditors of CWSG, such as a trustee in bankruptcy, if a court were to find that when CWSG entered into the guarantee, CWSG received less than fair consideration or reasonably equivalent value for the guarantee and either:

▪	was insolvent;

▪	was rendered insolvent;

▪	was engaged in a business or transaction for which CWSG’s remaining unencumbered assets constituted unreasonably small capital;

▪	intended to incur or believed that it would incur debts beyond its ability to pay as the debts matured; or

▪	entered into the guarantee with actual intent to hinder, delay or defraud its creditors,

then the court could void the guarantee and CWSG’s obligations under the guarantee, and direct the return of any amounts paid under the guarantee to CWSG or to a fund for the benefit of its creditors. Furthermore, to the extent that CWSG’s obligations under the guarantee of the bonds exceed the actual benefit that CWSG receives from the issuance of the bonds, CWSG may be deemed not to have received fair consideration or reasonably equivalent value from the guarantee. As a result, the guarantee and CWSG’s obligations under the guarantee may be void. The measure of insolvency for purposes of the factors above will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

As a holding company, CWSG depends on cash flow from its subsidiaries to meet its obligations under the guarantee; furthermore, CWSG’s guarantee of the bonds is structurally subordinated and, as a result, other creditors may be entitled to repayment before CWSG’s assets are available to satisfy its obligations under the guarantee.

As a holding company, CWSG conducts substantially all of its operations through its subsidiaries and its only significant assets are investments in those subsidiaries. As CWSG’s primary subsidiary, approximately 95% of CWSG’s revenues are derived from our operations. As a result, CWSG is dependent on cash flow from its subsidiaries, and us in particular, to meet its obligations under the guarantee. Thus, in the event we are unable to make a payment on the bonds, CWSG would be required to obtain funds from a source other than us, such as one of its other subsidiaries (which account for approximately 5% of its revenues), to meet its obligations under the guarantee. If CWSG is unable to obtain funds from its subsidiaries in a timely manner, CWSG may be unable to meet its obligations under the guarantee.

Furthermore, CWSG’s guarantee of the bonds will be effectively subordinated to all of the indebtedness of its subsidiaries, including our indebtedness. CWSG’s right to receive cash or other assets upon the liquidation or reorganization of a subsidiary is generally subject to the prior claims of creditors of that subsidiary. As a result, the assets received by CWSG upon the liquidation or reorganization of a subsidiary may not be sufficient to satisfy its obligations under the guarantee.

Use of Proceeds

We estimate that we will receive approximately $96,915,000 in net proceeds from the sale of the bonds we are offering pursuant to this prospectus supplement, after deducting an aggregate of approximately $650,000 in underwriting discounts and commissions and $2,435,000 in estimated offering expenses.

We intend to use the net proceeds of the offering to repay the balance on our line of credit under our loan agreement with Bank of America, N.A. As of December 31, 2008, there was an outstanding balance of $28 million on our line of credit under our loan agreement with Bank of America and the interest rate on these borrowings was 1.75%. As of December 31, 2008 our line of credit was scheduled to expire on April 30, 2012. We used these borrowings for general corporate purposes. We also intend to use the net proceeds of the offering for general corporate purposes, such as increasing our working capital, making capital expenditures, acquiring assets and taking advantage of other business opportunities. Pending application of the net proceeds as described above, we may invest the proceeds in short-term securities.

Capitalization

The following table sets forth CWSG’s unaudited consolidated capitalization as of December 31, 2008

▪	on an actual basis;

▪	on an as adjusted basis to give effect to the issuance of the bonds and the application of the gross proceeds, before underwriting discounts and commissions and offering expenses, of approximately $100 million from the sale of the bonds as described under “Use of Proceeds”; and

▪	on an as adjusted basis to give effect to (1) the issuance of the bonds and the application of the gross proceeds of approximately $100 million from the sale of the bonds as described under “Use of Proceeds” and (2) the exchanges of our unsecured notes for first mortgage bonds as described under “— Recent Developments.”

The information presented in the table below should be read in conjunction with “Use of Proceeds” and “Summary Financial and Other Data” included elsewhere in this prospectus supplement as well as the consolidated historical financial statements and notes thereto incorporated in this prospectus supplement by reference.

	As of December 31, 2008
			As adjusted
		As adjusted	for offering
	Actual	for offering	and exchanges
	(thousands)

Cash and cash equivalents	$13,869	$85,869	$85,869

Common stockholders’ equity
Common stock	$207	$207	$207
Additional paid-in capital	213,922	213,922	213,922
Retained earnings	188,820	188,820	188,820

Total equity	402,949	402,949	402,949

First mortgage bonds	23,700	123,700	382,791
Senior unsecured notes	259,091	259,091	—
Other long-term debt	7,525	7,525	7,525
Short-term borrowings	40,000	12,000	12,000

Total debt	330,316	402,316	402,316

Total capitalization (including short-term borrowings)	$733,265	$805,265	$805,265

Description of Bonds

General

We refer you to the “Description of First Mortgage Bonds and Guarantees” in the accompanying prospectus, which you should read carefully. The following description of the particular terms of the bonds and guarantee offered by this prospectus supplement supplements, and to the extent inconsistent with the description in the accompanying prospectus replaces, that description. The bonds offered pursuant to this prospectus supplement will be issued under an indenture, dated as of April 1, 1928, between us and U.S. Bank National Association, as successor trustee, as amended and supplemented by the first through thirty-eighth supplemental indentures, the thirty-ninth supplemental indenture and the forty-first supplemental indenture, each to be dated the date of issuance of the bonds (such indenture as amended and supplemented by such supplemental indentures are collectively referred to as the “mortgage indenture”). This description and the “Description of First Mortgage Bonds and Guarantees” contained in the accompanying prospectus is subject to and qualified in its entirety by the mortgage indenture. The original indenture and the supplemental indentures are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

The bonds will be issued in fully-registered form in denominations of $1,000 and its integral multiples. The bonds will be initially issued in book-entry form through the facilities of The Depository Trust Company, also referred to as DTC, as depositary. For as long as the bonds remain deposited with DTC, in DTC’s book-entry system, transfers or exchanges of beneficial interests in the bonds may be effected only through records maintained by DTC or its nominee, and payments of principal, premium, if any, and interest will be made to DTC in immediately available funds as described under “Description of First Mortgage Bonds and Guarantees — Book-Entry, Delivery and Form of First Mortgage Bonds” in the accompanying prospectus.

Principal Amount, Interest and Maturity

We will issue a total of $100,000,000 aggregate principal amount of the bonds. The bonds will mature on May 1, 2019 and will bear interest at a rate of 5,875% per annum. We will pay interest on the bonds semiannually in arrears on May 1 and November 1 of each year, commencing on November 1, until the principal amount has been paid or made available for payment, to the persons in whose names the bonds are registered at the close of business on April 15 or October 15, as the case may be, before each interest payment date. Interest on the bonds will be computed on the basis of a 360-day year of twelve 30-day months. The principal of and interest on the bonds will be payable in U.S. dollars or in such other currency of the United States that at the time of payment is legal tender for the payment of public and private debts.

Security

The bonds when issued will be secured, equally and ratably with all of the bonds now outstanding or hereafter issued under the mortgage indenture, by the lien on all of our properties, premises, rights, franchises and interests, and such properties, premises, rights, franchises and interests hereafter acquired by us, subject to certain exceptions and permitted liens and the prior lien of the trustee for compensation, expenses and liability. See “Description of First Mortgage Bonds and Guarantees — Security” in the accompanying prospectus.

Guarantee

CWSG has agreed to fully and unconditionally guarantee the payment of the principal of, and premium, if any, and interest on, the bonds as these items become due and payable, whether at maturity, upon redemption or otherwise, according to the terms of the bonds and the mortgage indenture. If we fail to pay principal, premium, if any, or interest, then CWSG will cause these payments to be made as they become due and payable, whether at maturity, upon redemption, or otherwise, as if these payments were made by us. CWSG’s obligations will be unconditional regardless of the validity or enforceability of, or the absence of any action to enforce, the bonds or the mortgage indenture, any waiver or consent by a holder of bonds, the recovery of any judgment against us or any action to enforce a judgment against us. CWSG will be subrogated to all rights of a holder of bonds against us with respect to any amounts paid by CWSG pursuant to the guarantee.

Redemption

The bonds may not be redeemed at any time prior to maturity.

Governing Law

The mortgage indenture, the bonds and the guarantee will be governed by, and construed in accordance and enforced in accordance with, the laws of the State of California, without regard to the principles of conflicts of laws thereunder, except to the extent that the Trust Indenture Act shall be applicable.

Material U.S. Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of the bonds. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”), and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the United States Internal Revenue Service (“IRS”) has been or is expected to be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to bonds that are acquired in the initial offering for an amount of cash equal to their issue price, which will equal the first price at which a substantial amount of the bonds is sold for cash to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that are held as capital assets (i.e., generally, property held for investment) within the meaning of Section 1221 of the Code.

This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment, such as

▪	banks and other financial institutions,

▪	employee stock ownership plans,

▪	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities,

▪	certain former citizens or residents of the United States,

▪	controlled foreign corporations,

▪	corporations that accumulate earnings to avoid U.S. federal income tax,

▪	insurance companies,

▪	tax-exempt entities,

▪	dealers in securities or currencies,

▪	brokers,

▪	persons who hold the bonds as a hedge or other integrated transaction or who hedge the interest rate on the bonds,

▪	persons deemed to sell bonds under the constructive sale provisions of the Code,

▪	U.S. holders (as defined below) whose functional currency is not U.S. dollars,

▪	thrifts,

▪	regulated investment companies,

▪	individual retirement accounts or qualified pension plans, or

▪	investors in securities that elect to use a mark-to-market method of accounting for their securities holdings.

In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of the bonds and that is, for U.S. federal income tax purposes:

▪	an individual who is a citizen or resident of the United States;

▪	a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

▪	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

▪	a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

A “non-U.S. holder” is a beneficial owner of the bonds that is neither a U.S. holder nor a partnership or an entity treated as a partnership for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the bonds generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

This summary is for general information only and is not tax advice. Each holder of the bonds is urged to consult the holder’s own tax advisor with respect to the application of U.S. federal income tax laws in light of the holder’s particular circumstances, as well as any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

Treatment of stated interest.  It is expected that the bonds will be issued without original issue discount for federal income tax purposes. Accordingly, all stated interest on the bonds will generally be taxable to U.S. holders as ordinary interest income as the interest accrues or is paid in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes. If, however, the bonds’ “stated redemption price at maturity” (generally, the sum of all payments required under the bond other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a U.S. holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Sale, exchange, or other taxable disposition of the bonds.  In general, upon the sale, exchange, redemption, retirement at maturity, or other taxable disposition of a bond, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received (less any portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and (2) the U.S. holder’s adjusted tax basis in the bond. A holder’s adjusted tax basis in a bond generally will equal its cost. Gain or loss realized on the sale, retirement, or other taxable disposition of a bond will generally be capital gain or loss. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting.  In general, a U.S. holder of the bonds will be subject to information reporting and backup withholding with respect to payments of interest, principal, gross proceeds from disposition of the bonds, and redemption premium, if any, at the applicable tax rate (currently 28%), unless such holder (a) is an entity that is exempt from withholding (including corporations, tax-exempt organizations and certain qualified nominees) and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder who does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Treatment of stated interest.  Subject to the discussion of backup withholding below, a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of interest on the bonds, provided that:

▪	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

▪	the non-U.S. holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

▪	the non-U.S. holder is not a “controlled foreign corporation” that is related (directly or indirectly) to us;

▪	the non-U.S. holder is not receiving such interest payments as income effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

▪	certain certification requirements are met.

Under current law, the certification requirement will be satisfied in any of the following circumstances:

▪	If a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a United States person.

▪	If a bond is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

▪	If a financial institution or other intermediary that holds the bond on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the bonds that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If a non-U.S. holder is engaged in a trade or business in the United States and interest on a bond is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the duly executed IRS Form W-8ECI is provided to us or our paying agent) generally in the same manner as a U.S. person. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States. In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, exchange, or other taxable disposition of the bonds.  Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity, or other taxable disposition of a bond, unless:

▪	the non-U.S. holder is an individual present in the U.S. for 183 days or more during the taxable year of disposition and who has a “tax home” in the United States and certain other conditions are met; or

▪	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if an applicable income tax treaty so provides, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder or a fixed base in the case of an individual).

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption, retirement at maturity or other taxable disposition of the bonds in the same manner as a U.S. person. In addition, corporate non-U.S. holders may be subject to a 30% branch profits tax on any such effectively connected gain. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information reporting and backup withholding.  When required, we or our paying agent will report to the IRS and to each non-U.S. holder the amount of any interest paid on the bonds in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

Non-U.S. holders who have provided certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding tax on payments of interest if neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Payments of the proceeds from the sale or other disposition (including a redemption) of a bond to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following:

▪	a United States person,

▪	a “controlled foreign corporation” for U.S. federal income tax purposes,

▪	a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or

▪	a foreign partnership with specified connections to the United States.

Payment of the proceeds from a sale or other disposition (including a redemption) of a bond to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non- U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding, provided that the broker does not have actual knowledge or reason to know that the holder is a United States person or that the conditions of the applicable exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Underwriting

We have entered in to an underwriting agreement with Robert W. Baird & Co. Incorporated with respect to the bonds offered pursuant to this prospectus supplement. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell and the underwriter has agreed to purchase from us $100,000,000 aggregate principal amount of bonds.

The underwriter proposes to offer the bonds initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering, the underwriter may change the public offering price.

We estimate the expenses payable by us in connection with this offering, excluding underwriting discounts and commissions, will be approximately $2,435,000.

We have agreed to indemnify the underwriter against certain liabilities, including but not limited to, liabilities under the Securities Act of 1933, as amended, or contribute to payments which the underwriter may be required to make in that respect.

The underwriter has provided, and may provide in the future, advisory and investment banking services to us and CWSG, for which it has received and would receive customary compensation. In particular, the underwriter acted as an underwriter in CWSG’s 2006 public offering of common stock.

The underwriter may engage in over-allotment transactions, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

▪	Over-allotment involves sales by the underwriter of bonds in excess of the principal amount of bonds the underwriters are obligated to purchase, which creates a syndicate short position.

▪	Stabilizing transactions permit bids to purchase bonds so long as the stabilizing bids do not exceed a specified maximum.

▪	Syndicate covering transactions involve purchases of bonds in the open market after the distribution has been completed to cover syndicate short positions.

These stabilizing transactions and syndicate covering transactions may cause the price of the bonds to be higher than the price that might otherwise exist in the open market. The underwriter may discontinue these transactions at any time.

In order to comply with a CPUC order applicable to us, the underwriter has agreed to allocate sales of the bonds such that no person will be the beneficial owner, as that term is defined under the Exchange Act, of more than $20,000,000 aggregate principal amount of bonds at the completion of this offering.

Legal Matters

Certain legal matters will be passed upon for us by John S. Tootle, our corporate counsel, and by Gibson, Dunn & Crutcher LLP, San Francisco, California. Certain regulatory matters under California law will be passed upon for us by Nossaman LLP, San Francisco, California. Certain legal matters will be passed upon for the underwriter by Foley & Lardner LLP, Milwaukee, Wisconsin.

PROSPECTUS

California Water Service Group
1720 North First Street
San Jose, CA 95112
408-367-8200

Preferred Stock
Common Stock

California Water Service Company
1720 North First Street
San Jose, CA 95112
408-367-8200

First Mortgage Bonds

Fully and unconditionally guaranteed by
California Water Service Group

California Water Service Group may offer from time to time its preferred stock and its common stock. California Water Service Company, a wholly-owned subsidiary of California Water Service Group, may offer from time to time its first mortgage bonds. The first mortgage bonds will be fully and unconditionally guaranteed by California Water Service Group.

This prospectus provides you with a general description of the securities that may be offered. These securities may be offered as separate series, in amounts, prices and on terms determined at the time of the sale. These securities may be sold separately, together or as units with other securities offered under this prospectus. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” beginning on page 24 of this prospectus, before you make your investment decision.

The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell these securities, we will name them and describe their compensation in a prospectus supplement.

California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”

Investing in these securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 8, 2009.

Unless the context otherwise requires, throughout this prospectus, except under “Description of First Mortgage Bonds and Guarantees,” the terms “we,” “us” and “our” refer to California Water Service Group, and each of our wholly-owned subsidiaries and the term “Cal Water” refers to California Water Service Company. As used under “Description of First Mortgage Bonds and Guarantees,” the terms “we,” “us” and “our” refer to California Water Service Company and the term “CWSG” refers to California Water Service Group.

About This Prospectus

This document is called a prospectus and is part of an automatic shelf registration statement that we and Cal Water have filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf process, we and Cal Water may, from time to time, sell any combination of the various securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we and Cal Water may offer. Each time we and Cal Water sell securities, we and Cal Water will provide a prospectus supplement containing specific information about the terms of the securities being offered. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any applicable prospectus supplement. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and Cal Water and the securities offered under this prospectus. The registration statement, including the exhibits, can be obtained from the SEC Web site or at the SEC offices referenced under the heading “Where You Can Find More Information.”

Risk Factors

Investing in our securities involves risks. Before making an investment decision, you should carefully review the information contained in the other sections of this prospectus and the applicable prospectus supplement. Furthermore, you should carefully consider the risk factors and other information set forth or incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2008 as well as other information incorporated by reference in this prospectus and the applicable prospectus supplement, as such risk factors and other information may be updated from time to time by our subsequent reports and other filings under the Securities Exchange Act of 1934 (the “Exchange Act”).

The risks and uncertainties described are not the only ones facing us and Cal Water. Additional risks and uncertainties not presently known to us or Cal Water or that we or Cal Water currently deem immaterial may also impair our and Cal Water’s business operations, financial results and the value of our and Cal Water’s securities.

Forward-Looking Statements

This prospectus, any prospectus supplement, and the documents we and Cal Water have incorporated by reference contain forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this prospectus, any prospectus supplement and in the documents we and Cal Water incorporate by reference are based on currently available information, expectations, estimates, assumptions and projections, and our and Cal Water’s management’s beliefs, assumptions, judgments and expectations about us, Cal Water, the water utility industry and general economic conditions. These statements are not statements of historical fact. When used in our and Cal Water’s documents, statements that are not historical in nature, including words like “expects,” “intends,” “plans,” “believes,” “may,” “estimates,” “assumes,” “anticipates,” “projects,” “predicts,” “forecasts,” “should,” “seeks,” or variations of these words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we and Cal Water believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results may vary materially from what is contained in a forward-looking statement.

Factors which may cause actual results to be different than expected or anticipated include, but are not limited to:

▪	governmental and regulatory commissions’ decisions, including decisions on proper disposition of property;

▪	changes in regulatory commissions’ policies and procedures;

▪	the timeliness of regulatory commissions’ actions concerning rate relief;

▪	changes in the capital markets and access to sufficient capital on satisfactory terms;

▪	new legislation;

▪	changes in accounting valuations and estimates;

▪	changes in accounting treatment for regulated companies, including adoption of International Financial Reporting Standards, if required;

▪	electric power interruptions;

▪	increases in suppliers’ prices and the availability of supplies including water and power;

▪	fluctuations in interest rates;

▪	changes in environmental compliance and water quality requirements;

▪	acquisitions and the ability to successfully integrate acquired companies;

▪	the ability to successfully implement business plans;

▪	civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type;

▪	the involvement of the United States in war or other hostilities;

▪	our ability to attract and retain qualified employees;

▪	labor relations matters as we negotiate with the unions;

▪	implementation of new information technology systems;

▪	restrictive covenants in or changes to the credit ratings on current or future debt that could increase financing costs or affect the ability to borrow, make payments on debt, or pay dividends;

▪	general economic conditions, including changes in customer growth patterns and our ability to collect billed revenue from customers;

▪	changes in customer water use patterns and the effects of conservation;

▪	the impact of weather on water sales and operating results;

▪	the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulations on internal controls; and

▪	the risks set forth in “Risk Factors” included elsewhere in this prospectus, prospectus supplement and in the documents we incorporate by reference.

In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or as of the date of any prospectus supplement or document incorporated by reference in this prospectus, as applicable. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement and the documents incorporated by reference. We and Cal Water are not under any obligation, and we and Cal Water expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

California Water Service Group

We are a holding company incorporated in Delaware with six operating subsidiaries:

▪	Cal Water,

▪	New Mexico Water Service Company,

▪	Washington Water Service Company,

▪	Hawaii Water Service Company, Inc.,

▪	CWS Utility Services, and

▪	HWS Utility Services LLC.

Cal Water, New Mexico Water, Washington Water, and Hawaii Water are regulated public utilities. These regulated public utilities also provide some non-regulated services. CWS Utility Services and HWS Utility Services provides non-regulated services to private companies and municipalities. Cal Water was the original operating company and began operations in 1926.

Our business is conducted through our operating subsidiaries. The bulk of the business consists of the production, purchase, storage, treatment, testing, distribution and sale of water for domestic, industrial, public and irrigation uses, and for fire protection. We also provide non-regulated water-related services under agreements with municipalities and other private companies. The non-regulated services include full water system operation, billing and meter reading services. Non-regulated operations also include the lease of communication antenna sites, lab services, and promotion of other non-regulated services.

Our common stock is traded on the New York Stock Exchange under the symbol “CWT.”

California Water Service Company

Cal Water is our direct wholly-owned subsidiary and is the largest of our operating companies, representing approximately 94% of our regulated customers and approximately 95% of our consolidated operating revenue for the year ended December 31, 2008. Our regulated California water operations are conducted by Cal Water, which provides service to more than 460,000 customers in 83 California communities through 26 separate districts. Of these 26 districts, 24 districts are regulated water systems, which are subject to regulation by the California Public Utilities Commission (“CPUC”). The other 2 districts, the City of Hawthorne and the City of Commerce, are governed through their respective city councils and are considered non-regulated because they are outside of the CPUC’s jurisdiction.

None of Cal Water’s securities are listed on a national securities exchange.

Use of Proceeds

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we intend to add the net proceeds from the sale of the securities to our general funds to be used for general corporate purposes. We use general funds to, among other things, invest in our subsidiaries, increase our working capital, make capital expenditures, repay our short-term borrowings, refinance existing long-term debt, make acquisitions and take advantage of other business opportunities.

Ratios of Earnings to Fixed Charges and to Fixed Charges
and Preferred Stock Dividends

The following table sets forth our consolidated ratios of earnings to fixed charges and to fixed charges and preferred stock dividends for the periods shown. For the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, and the interest component of rentals.

	Year Ended December 31,
	2008	2007	2006	2005	2004

Ratio of Earnings to Fixed Charges	3.89	3.46	2.99	3.46	3.23
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	3.87	3.43	2.96	3.42	3.20

Description of First Mortgage Bonds and Guarantees

As used in this section, except as otherwise noted, the terms “we,” “us” and “our” refer to California Water Service Company.

General

We will issue the first mortgage bonds in one or more series under an indenture, dated as of April 1, 1928, between us and U.S. Bank National Association, as successor trustee, as amended and supplemented by the first through thirty-eighth supplemental indentures thereto and the thirty-ninth supplemental indenture to be entered into between us and the trustee. In the following discussion, we refer to the indenture, as amended and supplemented by such supplemental indentures and the thirty-ninth supplemental indenture, as the “mortgage indenture,” and we refer to all of our first mortgage bonds under the mortgage indenture, including those already issued and those to be issued in the future, as “first mortgage bonds.” As of December 31, 2008, an aggregate of $17.8 million first mortgage bonds was outstanding as well as an additional $5.9 million of first mortgage bonds outstanding under the indenture we assumed pursuant to our acquisition of Dominguez Water Corporation in 2000. In addition, in connection with execution of the thirty-ninth supplemental indenture, we expect to issue additional series of first mortgage bonds under the mortgage indenture, including those series of first mortgage bonds described under “Additional Terms of Certain Future Series of First Mortgage Bonds” below.

We have summarized the material provisions of the mortgage indenture below. The summary is not complete. The mortgage indenture (including a form of thirty-ninth supplemental indenture) has been filed as an exhibit to the registration statement of which this prospectus is a part, and you should read the mortgage indenture for provisions that may be important to you. You can obtain copies of the mortgage indenture by following the directions described under the caption “Where You Can Find More Information.” Furthermore, the mortgage indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and you should refer to the Trust Indenture Act for certain provisions that apply to the first mortgage bonds. In the summary below, we have included references to applicable section numbers of the mortgage indenture so that you can more easily locate the relevant provisions.

Terms of a Particular Series

The first mortgage bonds may from time to time be issued in one or more series. When we offer to sell a particular series of first mortgage bonds under this prospectus, we will describe the specific terms of the first mortgage bonds of each series in a supplement to the mortgage indenture and a prospectus supplement, which will include the following terms, as applicable to that series:

▪	the title of the first mortgage bonds;

▪	any limit on the aggregate principal amount of the first mortgage bonds;

▪	the date or dates on which the principal of any first mortgage bonds is payable;

▪	the rate or rates at which the first mortgage bonds will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the record date for any interest payable on any interest payment date;

▪	any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder;

▪	whether payments of principal of, or any premium or interest on, the first mortgage bonds will be determined with reference to a financial or economic measure or pursuant to a formula, and the manner in which these amounts will be determined;

▪	the portion of the principal amount of the first mortgage bonds payable upon declaration of acceleration of the maturity of the first mortgage bonds if other than the full principal amount;

▪	if other than by a resolution of our board of directors, the manner in which we may elect to defease any first mortgage bonds or that such first mortgage bonds are not defeasible;

▪	any deletion of, addition to or change in the events of default and any change in the right of the trustee or the requisite holders of the first mortgage bonds to declare the principal amount due and payable;

▪	any deletion of, addition to or change in the covenants that apply to the first mortgage bonds;

▪	the terms and conditions upon which the first mortgage bonds will be guaranteed by CWSG and, if applicable, upon which such guarantees may be subordinated to other indebtedness of CWSG;

▪	whether the first mortgage bonds shall be convertible into, or exchangeable for, any other securities issued by us or any other person and the terms and conditions, if any, upon which the first mortgage bonds shall be convertible or exchangeable; and

▪	any other terms of the first mortgage bonds. (Section 2.01.)

We may issue additional first mortgage bonds of a particular series without the consent of the holders of the first mortgage bonds of such series outstanding at the time of the issuance. (Section 2.01.) Any such additional first mortgage bonds, together with all other outstanding first mortgage bonds of that series, will constitute a single series of first mortgage bonds under the mortgage indenture. The first mortgage bonds will be issued in denominations of $1,000 or multiples of $1,000. (Section 2.10.)

Form, Exchange and Transfer

Subject to the terms of the mortgage indenture and the limitations applicable to global securities, first mortgage bonds may be presented for exchange or for registration of transfer at the office of the registrar. No service charge will be made for any registration of transfer or exchange of first mortgage bonds, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We have appointed the trustee as the registrar, and the register will be kept at the corporate trust office of the trustee in San Francisco, California. (Sections 2.12 and 2.15.)

Principal and Interest Payments

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a first mortgage bond (other than defaulted interest) on any interest payment date will be made to the person in whose name the security, or one or more predecessor securities, is registered at the close of business on the regular record date for payment of interest. (Section 2.20.) Payment of defaulted interest on a bond shall cease to be payable to the person in whose name the security is registered at the close of business on the regular record date for payment of interest and shall be payable as described in the mortgage indenture. (Section 2.20.)

Principal and interest on the first mortgage bonds will be payable or deliverable at the office of the paying agent or paying agents as we may designate for that purpose from time to time. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee in San Francisco, California will be initially designated as our sole paying agent for payments and deliveries with respect to first mortgage bonds of each series. (Section 2.12.)

Issuance of Additional First Mortgage Bonds

The maximum principal amount of first mortgage bonds that we may issue under the mortgage indenture is not limited, except as described below. We may at any time and from time to time issue additional first mortgage bonds in an aggregate principal amount not exceeding:

1) 66 2/3% of the cost or fair value, whichever is less, of new or additional property acquired or permanent improvements, extensions or additions constructed after the date of the thirty-ninth supplemental indenture (the “Amendment Date”) or the date of the most recent offering of first mortgage bonds, whichever is later, plus, if then available pursuant to the terms of the mortgage indenture, any existing and unused “additions credit.”

2) the amount of cash deposited with the trustee; and

3) the aggregate principal amount of any indebtedness secured by a lien prior to the mortgage indenture, or first mortgage bonds, to be paid, redeemed or refunded with the proceeds of the additional first mortgage bonds to be issued (Sections 2.02, 2.07 and 2.08.)

We may not issue any additional first mortgage bonds on the basis of clauses (1) and (2) above, unless our earnings available for interest, reserves (other than any reserve for depreciation, replacements or renewals) and dividends, for a period of any 12 consecutive months within the 14 months immediately preceding the month in which application for the authentication of additional first mortgage bonds is made are equal to at least twice the annual interest requirements on all first mortgage bonds, including those about to be issued and any obligations secured by liens prior to the lien of the mortgage indenture. In calculating the net earnings applicable to first mortgage bond interest, no more than 15% of our net earnings may come from nonutility sources. We may issue additional first mortgage bonds under clause (3) above without complying with the earnings test unless the first mortgage bonds to be paid, redeemed or refunded have a maturity of more than five years from when they are to be paid, redeemed or refunded and the first mortgage bonds issued have a higher interest rate than those to be paid, redeemed or refunded. (Sections 2.02, 2.03, 2.04, 2.07 and 2.08.)

As used herein, the term “new or additional property” shall mean any property subject to the lien of the mortgage indenture acquired by us after the Amendment Date that consists of plants, property and equipment acquired as an entirety or substantially as an entirety by us of any utility located in the State of California. (Section 2.02.)

As used herein, the term “permanent improvements, extensions or additions” shall mean any permanent improvement, extension or addition to any property subject to the lien of the mortgage indenture occurring after the Amendment Date. (Section 2.02.)

As used herein, the term “additions credit” shall mean an amount equal to the sum of (i) with respect to each prior issuance of first mortgage bonds under clause (1) above, the excess of (a) 66 2/3% of the cost or fair value whichever is less, of the permanent improvements, extensions or additions and new or additional property made the basis for such issuance of first mortgage bonds over (b) the principal amount of first mortgage bonds actually issued in such issuance, plus (ii) the aggregate principal amount of first mortgage bonds previously issued under the mortgage indenture which have been redeemed or repaid since the date of the thirty-ninth supplemental indenture; provided that additions credit shall not include any amount that has previously been added to permanent improvements, extensions or additions or new or additional property in respect of a prior issuance of first mortgage bonds pursuant to clause (1) above or, with respect to first mortgage bonds previously issued under mortgage indenture, any amount attributable to first mortgage bonds the redemption or repayment of which has been made the basis for the issuance of additional first mortgage bonds pursuant to clause (3) above. The foregoing notwithstanding, in no event shall any additions credit be available at any time prior to the repayment in full or other satisfaction in full of amounts owing in respect of the Series CC, the Series KK, the Series GGG and the Series HHH first mortgage bonds, unless otherwise agreed to by holders holding a majority in aggregate principal amount of each of the Series CC, the Series KK, the Series GGG and the Series HHH first mortgage bonds.

We may withdraw cash deposited under clause (2) above in an amount equal to the first mortgage bonds issuable under clause (1) above without regard to our net earnings. If we have not withdrawn such cash in lieu of first mortgage bonds within two years of its deposit, the cash may be returned to us or applied by the trustee to the purchase or redemption of first mortgage bonds. (Section 2.07.)

Security

The first mortgage bonds when issued will be secured, equally and ratably with all of the first mortgage bonds now outstanding or hereafter issued under the mortgage indenture, by the lien on all of our properties, premises, rights, franchises and interests, and such properties, premises, rights, franchises and interests hereafter acquired by us, subject to the exceptions referred to below, the permitted liens and the prior lien of the trustee for compensation, expenses and liability. (Granting Clauses First, Second and Third.)

Property that is excepted from the lien of the mortgage indenture includes the following:

▪	cash, cash equivalents and the deposit, brokerage and securities accounts holding such cash and cash equivalents, to the extent not consisting of the proceeds of any disposition of collateral;

▪	automobiles, rail cars, vessels, aircraft and other motor vehicles and parts, accessories and supplies used in connection with our business;

▪	oil, gas and other minerals and all timber, and all rights and interests in the foregoing;

▪	all leases, licenses, franchises, contracts, property rights or agreements to which we are a party if the grant of a security interest constitutes abandonment of our interest therein or the breach of our obligations thereunder; and

▪	assets subject to a lien securing indebtedness to finance the purchase or lease of such assets if prohibited by the terms of the contract to which such lien is granted. (Excepted Property Clause.)

As used herein the term “permitted lien” means as of any particular time, any of the following:

▪	to the extent we consolidate with, or merge into, or purchase all or substantially all of the assets of, another entity, liens on the assets of such entity in existence on the date of such consolidation, merger or purchase and securing indebtedness of such entity, provided that such indebtedness and liens were not created or incurred in anticipation of such consolidation, merger or purchase and do not extend to any other property of the Company subject to the lien of the mortgage indenture in existence immediately prior to the consolidation, merger or purchase;

▪	liens on any asset owned by us securing indebtedness incurred in the ordinary course of business to finance the purchase, lease or improvement of such asset, or the replacement or refinancing of such indebtedness, if the contract or other agreement in which such lien is granted (or the documentation providing for such indebtedness) does not prohibit the creation of any other lien on such asset, provided that such liens do not extend to any asset other than the asset acquired, leased or improved, and provided further that the principal amount of the indebtedness secured by such lien does not exceed the cost or fair market value, whichever is lower, of the property acquired, leased or improved on the date of such acquisition, lease or improvement;

▪	as to after-acquired property, liens existing at the time of the acquisition, provided that such liens do not extend to any other property subject to the lien of the mortgage indenture, and provided further that the principal amount of the indebtedness secured by such liens does not exceed the cost or fair market value, whichever is lower, of the property acquired on the date of such acquisition;

▪	liens for taxes, assessments and other governmental charges which are not delinquent or which are being contested in good faith by appropriate proceedings;

▪	mechanics’, workmen’s and other liens incident to construction and liens of any of our employees for salary or wages earned, but not yet payable, arising in the ordinary course of business which are not delinquent or which are being contested in good faith and by appropriate proceedings;

▪	easements, encumbrances and defects in title to the property subject to the lien of the mortgage indenture; provided, however, that such easements, encumbrances or defects do not materially impair the use by us of such property;

▪	defects in title to real property subject to rights-of-way or other similar rights in favor of us or used by us primarily for right-of-way purposes or real property held under lease or similar right; provided, however, that (1) we have obtained from the apparent owner of such real property a sufficient right to such use, (2) we have power under eminent domain or similar statutes to remove such defects or (3) such defects may be otherwise remedied without undue effort or expense;

▪	leases existing on the date of the thirty-ninth supplemental indenture and any renewals thereof and leases affecting the property subject to the lien of the mortgage indenture that (1) have terms of not more than 20 years or (2) do not materially impair the use by us of such property;

▪	liens vested in lessors, licensors, franchisors or permittors for rent or other amounts to become due or for other obligations or acts to be performed, so long as the payment or the performance of such obligations is not delinquent or is being contested in good faith and by appropriate proceedings;

▪	controls or other burdens imposed by federal, state, municipal or other law, or by rules, regulations or orders of governmental authorities upon the property subject to the lien of the mortgage indenture;

▪	rights which governmental authorities may have by virtue of franchises, grants, licenses, permits or contracts, or by virtue of law, to purchase, recapture or designate a purchaser of or order the sale of the property subject to the lien of the mortgage indenture, to terminate franchises, grants, licenses, permits, contracts or other rights or to regulate our property and business; and any and all obligations of ours correlative to any such rights;

▪	liens required by law or governmental regulations (1) as a condition to the transaction of any business, (2) to enable us to maintain self-insurance, (3) in connection with workers’ compensation, unemployment insurance, social security, any pension or welfare benefit plan or (4) to share in the privileges or benefits required for companies participating in one or more of the arrangements described in clauses (2) and (3) above;

▪	liens on the property subject to the lien of the mortgage indenture or any part thereof which are granted by us to secure duties or public or statutory obligations or to secure, or serve in lieu of, surety, stay or appeal bonds;

▪	rights reserved to or vested in others to take or receive any part of any coal, ore, gas, oil and other minerals, any timber or any electric capacity or energy, gas, water, steam and any other products, developed, produced, manufactured, generated, purchased or otherwise acquired by us or by others on our property;

▪	(1) rights and interests of persons other than us arising out of contracts, agreements and other instruments to which we are a party and which relate to the common ownership or joint use of property; and (2) all liens on the interests of persons other than us in property owned in common by such persons and us if and to the extent that the enforcement of such liens would not adversely affect our interests in such property in any material respect;

▪	any restrictions on assignment or requirements of any assignee to qualify as a permitted assignee or a public utility or public service corporation;

▪	any liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made;

▪	liens granted in favor of the trustee pursuant to the mortgage indenture and the first mortgage bonds;

▪	liens securing loans made by The California Department of Water Resources or other governmental agency to us in connection with the installation, upgrade, or replacement of infrastructure to ensure the quality of drinking water and the protection of public health. (Section 1.01.)

The mortgage indenture permits our consolidation or merger with, or the conveyance of all or substantially all of our property to, any other corporation; provided, that the successor corporation assumes the due and punctual payment of the principal and interest on the first mortgage bonds of all series then outstanding under the mortgage indenture and assumes the due and punctual performance of all the terms, covenants and conditions of the mortgage indenture. (Section 9.02.)

Release and Substitution of Assets

Until the occurrence of an event of default under the mortgage indenture and receipt of notice from either the trustee or not less than a majority in aggregate principal amount of the outstanding first mortgage bonds that such rights are suspended, the mortgage indenture permits the following releases from its lien, in each case without any release or consent by the trustee:

▪	the sale or other disposal of any machinery, equipment, tools, implements or other property subject to the lien of the mortgage indenture upon replacing the same or substituting for the same with machinery, equipment, tools, implements or other property with an aggregate value at least equal to the aggregate original value of such property disposed of so long as such substituted property becomes subject to the lien of the mortgage indenture; provided that we may dispose of damaged, worn-out or obsolete equipment that is immaterial in the ordinary course of business without replacing the same;

▪	the surrender and modification of any franchise, license or permit subject to us operating the property subject to the lien of the mortgage indenture in accordance with good industry practice as determined by our good faith judgment;

▪	the cancellation, change or alteration of permitted liens, easements, rights-of-way and similar rights; and

▪	the grant of any permitted lien or the taking of title to additional property subject to any permitted lien. (Section 5.02.)

Covenants

The mortgage indenture contains several covenants, including covenants relating to

▪	title of the property subject to the lien of the mortgage indenture,

▪	maintaining the mortgage property free and clear of any lien, other than permitted liens, provided that the aggregate principal amount of all indebtedness secured by liens prior to the lien of the mortgage indenture on any property at any time subject to the lien of the mortgage indenture (excluding taxes for the then current year and taxes and assessments not yet delinquent) shall never exceed 25% of the aggregate principal amount of (a) all first mortgage bonds then outstanding, (b) all first mortgage bonds for the authentication and delivery of which application is then being made under the mortgage indenture and (c) all indebtedness secured by such prior lien or liens,

▪	payment of principal and interest on the first mortgage bonds,

▪	maintenance of an office or agency where notice, presentations and demands upon us with respect to the mortgage indenture may be made and where payments or principal and interest on the first mortgage bonds may be made,

▪	preservation of our corporate existence and our rights, permits and franchises necessary for the property subject to the lien of the mortgage indenture,

▪	payment of taxes and other governmental charges,

▪	compliance with requirements of governmental authorities,

▪	maintenance of insurance,

▪	maintenance of the property subject to the lien of the mortgage indenture,

▪	recording of the mortgage indenture, and

▪	the filing of reports with the SEC and the trustee.

Any covenants that may apply to a particular series of debt securities will be described in the applicable prospectus supplement. Unless the applicable prospectus supplement provides differently, there are no provisions which limit our ability to incur additional debt or which protect holders of first mortgage bonds if we were to engage in a highly leveraged or similar transaction or in the event of our change in control. (Article III and Section 11.03.)

Redemption

The prospectus supplement that describes a particular series of first mortgage bonds will set forth any terms for the optional or mandatory redemption of that particular series. (Article IV.)

Sinking Funds

Sinking fund provisions applicable to a series of first mortgage bonds, if any, will be as set forth in the applicable prospectus supplement for such series.

Events of Default

The mortgage indenture generally defines an “event of default” with respect to any series of first mortgage bonds as any one of the following events:

1. failure to pay when due the principal of any first mortgage bonds of such series;

2. failure for 30 days to pay any interest due on first mortgage bonds of such series;

3. the default on any of our other indebtedness, if that default (a) is caused by a failure to make a payment when due or (b) results in the acceleration of such indebtedness prior to its stated maturity, and, in each of (a) and (b), the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a default as described in (a) or an acceleration of maturity as described in (b), totals $10.0 million or more in the aggregate;

4. failure to perform or observe for 90 days after notice of that failure by the trustee or holders of at least 25% in principal amount of the first mortgage bonds of all series under which such failure to perform or observe has occurred, any other covenant, agreement or condition of the mortgage indenture applicable to such series of first mortgage bonds;

5. certain events involving our bankruptcy, insolvency or reorganization; or

6. any other event defined as an event of default with respect to first mortgage bonds of a particular series indicated in prospectus supplement. (Section 7.01.)

Upon the occurrence of an event of default, other than an event of default referred to in clause (5) above, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding first mortgage bonds may declare the principal and interest on first mortgage bonds of all such series immediately due and payable. Upon the occurrence of an event of default described in clause (5) above, the principal and interest on first mortgage bonds of all series then outstanding will automatically become immediately due and payable without any further action. If, after the payment of principal and interest has been accelerated as provided above, all defaults have subsequently been cured, the holders of a majority in principal amount of the outstanding first mortgage bonds may rescind and annul such declaration. (Section 7.01.)

The holders of not less than 66 2/3% in aggregate principal amount of the outstanding first mortgage bonds of all series under which an event of default has occurred may waive any past default under the mortgage indenture with respect to the first mortgage bonds of all such series, except a default in the payment of the principal of (or premium, if any) or interest on any first mortgage bond when due. (Section 7.20.)

Upon the occurrence and during the continuation of an event of default, the trustee has the right and power to take appropriate judicial proceedings for the protection and enforcement of the rights of the first mortgage bond holders and the trustee may proceed by other appropriate remedy, to enforce payment of the first mortgage bonds and to foreclose the first mortgage indenture and to sell the property subject to the lien of the mortgage indenture under the judgment of a court of competent jurisdiction, in each case in accordance with the terms of the mortgage indenture. No first mortgage bond holder has the right to institute any proceeding for the foreclosure of the first mortgage indenture or for the enforcement of any other remedy under the first mortgage indenture, unless (1) such first mortgage bond holder previously gave notice to the trustee of the event of default, (2) holders of not less 25% in aggregate principal amount of the outstanding first mortgage bonds shall have requested the trustee in writing to act, (3) such first mortgage bond holder offered the trustee satisfactory security and indemnity, and (4) the trustee refused or neglected to comply with such request for a period of 60 calendar days. (Sections 7.05 and 7.06.) In addition, the holders of at least a majority in aggregate principal amount of the outstanding first mortgage bonds of all series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to, or conferred by the mortgage indenture upon, the trustee, provided, that the trustee may decline to follow any such direction if such action or proceeding so directed may not be lawfully taken or if the trustee in good faith determines that the action so directed would subject the trustee to personal liability or the trustee will not be sufficiently indemnified for any expenditures or is unjustifiably prejudicial to the non-assenting first mortgage bond holders. (Section 7.08.)

We are required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the mortgage indenture and, if so, specifying all known defaults.

Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions on a default.

Legal Defeasance and Covenant Defeasance

Legal Defeasance.  The mortgage indenture provides, at our option, that we will be deemed to be discharged from our obligations with respect to the first mortgage bonds of any series on the date the conditions set forth below are satisfied with respect to such series, except for our obligations with respect to issuing temporary first mortgage bonds, registration of such first mortgage bonds, mutilated, destroyed, lost or stolen first mortgage bonds and the maintenance of an office or agency for payment and money for security payments held in trust, and the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith. (Section 14.04.)

Covenant Defeasance.  The mortgage indentures provide that we may elect, at our option and subject to satisfaction of the conditions set forth below, that our failure to comply with certain restrictive covenants, including those that may be described in the applicable prospectus supplement, and the occurrence of certain events of default which are described above in clause (4) under “Events of Default” above and any that may be described in the applicable prospectus supplement, will not constitute an event of default with respect to such first mortgage bonds. (Section 14.04.)

Conditions to Legal or Covenant Defeasance.  To exercise either legal or covenant defeasance with respect to the first mortgage bonds of any series:

▪	we must irrevocably deposit with the trustee cash, government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the first mortgage bonds of such series when due;

▪	in the case of legal defeasance, we shall have delivered to the trustee an opinion of counsel confirming that (1) we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or (2) since the issuance of the first mortgage bonds of such series, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that the holders of the first mortgage bonds of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

▪	in the case of covenant defeasance, we shall have delivered to the trustee an opinion of counsel, reasonably acceptable to the trustee confirming that the first mortgage bond holders of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

▪	no default (other than a default resulting from borrowing funds to make the deposit described in the first bullet point above and the granting of liens in connection therewith) shall have occurred and be continuing on the date of such deposit with respect to the first mortgage bonds of such series;

▪	such legal or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the mortgage indenture) to which we are a party or by which we are bound;

▪	we shall have delivered to the trustee an opinion of counsel to the effect that the trust funds with respect to first mortgage bonds of such series will not be subject to the effect of Section 547 of Title 11 of the United States Code;

▪	we shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of defeating, hindering, delaying or defrauding any of our creditors or others; and

▪	we shall have delivered to the trustee an officer’s certificate and an opinion of counsel each stating that all conditions precedent relating to such legal or covenant defeasance have been complied with. (Section 14.05.)

Modification of the Mortgage Indenture

We and the trustee may, without the consent of any holders of the first mortgage bonds, modify and amend the first mortgage indenture for the following purposes:

▪	to evidence the succession of another corporation to our rights and the assumption by such successor of our covenants and obligations contained in the mortgage indenture and in the first mortgage bonds;

▪	to add to our covenants for the benefit of the holders of the first mortgage bonds of all or any series;

▪	to add additional events of default in respect of the first mortgage bonds of all or any series;

▪	to supplement provisions of the mortgage indenture to permit or facilitate the defeasance and discharge of the first mortgage bonds of any series, provided that any such action shall not adversely affect the interests of the first mortgage bond holders in any material respect or release any mortgaged property from the lien of the mortgage indenture;

▪	to evidence the acceptance of appointment of a successor trustee;

▪	to comply with the requirements of the SEC in connection with the qualification of the mortgage indenture under the Trust Indenture Act;

▪	to cure any ambiguity, correct inconsistent provisions, or eliminate any conflict between the terms of the mortgage indenture, the first mortgage bonds and the Trust Indenture Act;

▪	to make any other provisions with respect to matters or questions arising under the mortgage indenture which are not be inconsistent with any provision of the mortgage indenture; provided that such other provisions shall not adversely affect in any material respect the interests of the first mortgage bond holders of any series;

▪	to add guarantees for the benefit of any series; or

▪	to establish the form or terms of first mortgage bonds of any series permitted to be issued under the mortgage indenture. (Section 12.01.)

Modifications and amendments of the mortgage indenture may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding first mortgage bonds, the terms of such first mortgage bonds are to be modified thereby, except that no modification or amendment may, without the consent of the holder of each outstanding first mortgage bond affected thereby,

▪	change the stated maturity of any first mortgage bond;

▪	reduce the principal amount of any first mortgage bond;

▪	reduce the interest rate on any first mortgage bond;

▪	change the currency in which payments on any first mortgage bond is denominated or payable;

▪	impair the right to institute suit for the enforcement of any payment on any first mortgage bond;

▪	alter any redemption provisions in a manner adverse to the holders of first mortgage bonds;

▪	release any guarantor or collateral securing the first mortgage bonds (except in accordance with the terms of the mortgage indenture or the documents governing the related guarantee or the collateral, as applicable);

▪	reduce the required percentage of holders of first mortgage bonds relating to actions that require their consent; and

▪	release all or substantially all of the mortgaged property from the lien of the mortgage indenture or change the provisions of the mortgage indenture so that the lien granted to all applicable series of first mortgage bonds are not equal and ratable. (Section 12.02.)

Governing Law

The mortgage indenture, the first mortgage bonds and the guarantees will be governed by, and construed in accordance with, the laws of the State of California, except to the extent that the Trust Indenture Act shall be applicable. (Section 15.04.)

Regarding the Trustee

U.S. Bank National Association is the trustee under the mortgage indenture. U.S. Bank National Association currently provides trustee services to us and our affiliates in the ordinary course of business. U.S. Bank National Association does not provide commercial banking services to us and our affiliates.

Guarantees

The first mortgage bonds we offer pursuant to this prospectus will be fully and unconditionally guaranteed as to the payment of principal, premium, if any, and interest by CWSG. The applicable prospectus supplement will describe the terms and conditions upon which the mortgage bonds will be guaranteed by CWSG. The obligations of CWSG under any guarantee will be limited to the maximum amount permitted under applicable federal or state law. Any guarantees will be issued under the mortgage indenture and a guarantee to be entered into by CWSG in favor of the trustee. A form of guarantee is filed as an exhibit to the registration statement of which this prospectus is a part. The guarantee reflecting the terms and provisions of a particular guarantee of a series of first mortgage bonds will be filed with the SEC in connection with the offering. You can obtain copies of the form of guarantee by following the directions described under the caption “Where You Can Find More Information.” You should read the more detailed provisions of the indenture and the guarantee and any additional terms relating to the particular series of first mortgage bonds to which the guarantee relates, which will be described in detail in the applicable prospectus supplement, for additional information that may be important to you.

Additional Terms of Certain Future Series of First Mortgage Bonds

In connection with obtaining the consent of holders to enter into the thirty-ninth supplemental indenture, we agreed to provide the Series CC, Series GGG and Series HHH first mortgage bonds issued or to be issued with certain covenants and rights in addition to those set forth above. We also agreed to provide such additional covenants and rights to the Series KK first mortgage bonds to be issued in exchange for the Series K bonds currently outstanding under the indenture we assumed pursuant to our acquisition of Dominguez Water Corporation in 2000. We refer to each of the Series CC, Series GGG, Series HHH and Series KK first mortgage bonds as a “specified series”.

The additional covenants and rights granted to each specified series include, among others, the following:

▪	the right to receive default interest equal to a per annum rate of 2% during the occurrence and continuation of an event of default with respect to such specified series;

▪	that the obligations under each specified series will be guaranteed by CWSG;

▪	a covenant that we shall, upon request, deliver financial information and reports as may be reasonably necessary by a specified series to evaluate its investments;

▪	a covenant that no first mortgage bonds shall be issued under the mortgage indenture for the purpose of providing funds for us to keep or maintain the property subject to the lien of the mortgage indenture in good and business-like working order and condition, or merely to replace or in substitution for old or worn-out or abandoned property provided that whenever old or worn-out or abandoned property is replaced by property costing more than its original cost then such replacement or substitution is permitted;

▪	a covenant that no event of default with respect to any series of first mortgage bonds may be waived unless also waived by the holders of not less than a majority in aggregate principal amount of each specified series;

▪	a covenant that if we enter into, amend or modify any terms applicable to another series of first mortgage bonds in a manner that requires us to comply with or add a covenant, an event of default, a guarantee or collateral that either is not at such time applicable to such specified series or, if such covenant, event of default, guarantee or collateral shall already be applicable to such specified series, is, or contains related provisions that are, more restrictive upon us or any guarantor of such specified series than such existing covenant, event of default, guarantee or related provisions, each provision (including any related definitions) relating to such covenant, event of default, guarantee or security applicable to such other series of first mortgage bonds shall be automatically deemed to apply to such specified series; and

▪	a covenant that, except with respect to a wholly-owned subsidiary, we shall not enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any affiliate except in the ordinary course of and pursuant to the reasonable requirements of our business and upon fair and reasonable terms no less favorable than it would obtain in a comparable arm’s-length transaction with a person not an affiliate (with affiliate, for purposes of this covenant, meaning a person who directly or indirectly through one or more financial intermediaries controls, or is controlled by, or is under common control with us, or who beneficially owns or holds 5% or more of our outstanding common stock or equity).

Book-Entry, Delivery and Form of First Mortgage Bonds

We have obtained the information in this section concerning The Depository Trust Company (“DTC”), Clearstream Banking S.A. (“Clearstream”), and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Unless otherwise indicated in the applicable prospectus supplement, the first mortgage bonds will be issued in book-entry form through DTC. DTC will act as securities depositary for the first mortgage bonds. Unless otherwise indicated in the applicable prospectus supplement, the first mortgage bonds will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. The first mortgage bonds will be accepted for clearance by DTC. Beneficial interests in the first mortgage bonds will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream. Owners of beneficial interests in the first mortgage bonds will receive all payments relating to their first mortgage bonds in U.S. dollars. One or more fully registered global security certificates, representing the aggregate principal amount of first mortgage bonds issued, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the first mortgage bonds, so long as the first mortgage bonds are represented by global security certificates.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, referred to as “indirect participants,” such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of first mortgage bonds under the DTC system must be made by or through direct participants, which will receive a credit for the first mortgage bonds on DTC’s records. The ownership interest of each beneficial owner of first mortgage bonds will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the first mortgage bonds are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in first mortgage bonds, except in the event that use of the book-entry system for the first mortgage bonds is discontinued. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the trustee to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of first mortgage bonds other than DTC or its nominees will not be recognized by the registrar and transfer agent as registered holders of the first mortgage bonds entitled to the rights of holders thereof. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all first mortgage bonds deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of first mortgage bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the first mortgage bonds; DTC’s records reflect only the identity of the direct participants to whose accounts the first mortgage bonds are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to first mortgage bonds unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts first mortgage bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the first mortgage bonds at any time by giving reasonable notice to us or our agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the first mortgage bonds are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the first mortgage bonds will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all first mortgage bonds represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of first mortgage bonds. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

▪	will not be entitled to have such global security certificates or the first mortgage bonds represented by these certificates registered in their names;

▪	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

▪	will not be considered to be owners or holders of the global security certificates or the first mortgage bonds represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of first mortgage bonds.

Payments with respect to first mortgage bonds represented by the global security certificates and all transfers and deliveries of first mortgage bonds will be made to DTC or its nominee, as the case may be, as the registered holder of the first mortgage bonds. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee, us or any of our agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) are the responsibility of us or our agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor any agent for us will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of first mortgage bonds to pledge the first mortgage bonds to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the first mortgage bonds.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the mortgage indenture only at the direction of one or more participants to whose accounts with DTC the first mortgage bonds are credited.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”).

Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

Distributions with respect to the first mortgage bonds of a series held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global security through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to first mortgage bonds of a series held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC’s participating organizations (“DTC Participants”), on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global security in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global security from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security related to a series of first mortgage bonds by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of us, any of the underwriters or the trustee will have any responsibility for the performance by Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Description of Preferred Stock

The following is a summary of the terms of the shares of our preferred stock. We may issue preferred stock in one or more series, as described below. This section summarizes the terms of our preferred stock that apply generally to all series as well as the terms of our Series D Participating Preferred Stock. We will describe the specific terms that apply to a particular series in the prospectus supplement relating to that series. Those specific terms will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between the prospectus supplement relating to a particular series and this prospectus, the prospectus supplement will control.

When we refer to a series of preferred stock, we mean all of the shares of preferred stock issued as part of the same series under a certificate of designations filed as part of our certificate of incorporation. The following summary of the material provisions of preferred stock we may issue, and any additional disclosure that will be contained in the prospectus supplement relating to any particular series, is not complete. Each investor should refer to the certificate of designations authorizing the issuance of that series and to our certificate of incorporation for a complete description of the terms. Before we issue any series of preferred stock, our board of directors will adopt resolutions creating and designating the series and will file a certificate of designations stating the terms of that series with the Secretary of State of the State of Delaware. Our stockholders need not approve that certificate of designation or otherwise authorize the issuance of a series of preferred stock.

Shares Authorized and Shares Outstanding

As of the date of this prospectus, we had 380,000 shares of authorized preferred stock, none of which were outstanding. Of these 380,000 shares of preferred stock, 139,000 have been designated as 4.4% Series C Preferred Stock, $25 par value. Prior to August 15, 2008, 139,000 shares of our Series C Preferred Stock were issued and outstanding. On August 15, 2008, we redeemed all 139,000 outstanding shares of our Series C Preferred Stock, and, as a result, these shares were cancelled and may not be reissued. Of the remaining 241,000 shares of our preferred stock, 221,000 shares have been designated for possible issuance as Series D Participating Preferred Stock, as explained below in “Series D Participating Preferred Stock”, and 20,000 shares are undesignated.

Pursuant to our certificate of incorporation, we may issue the undesignated shares of our preferred stock from time to time in up to eight series without stockholder approval. Subject to limitations prescribed by Delaware law, our certificate of incorporation and our amended by-laws, our board of directors can determine the number of shares constituting each series of preferred stock and the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of that series. These may include provisions concerning voting, redemption, dividends, dissolution, the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board or an authorized committee of the board. The preferred stock that may be offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock of that series in the prospectus supplement for that offering and will file a copy of the certificate of designation establishing the terms of the preferred stock with the SEC and the Delaware Secretary of State. Among other things, the description will include:

▪	the title, series designation and stated value;

▪	the number of shares offered, the liquidation preference per share and the purchase price;

▪	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for dividends;

▪	whether dividends will be cumulative, partially cumulative or non-cumulative and, if cumulative or partially cumulative, the date from which the dividends will accumulate;

▪	the procedures for any auction or remarketing, if any;

▪	the provisions for a sinking fund, if any;

▪	the provisions for redemption, if applicable;

▪	any listing of the preferred stock on any securities exchange or market;

▪	whether the preferred stock will be convertible into any series of our common stock, and, if applicable, the conversion price (or how it will be calculated);

▪	voting rights, if any, of the preferred stock;

▪	whether interests in the preferred stock will be represented by depositary shares;

▪	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

▪	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

▪	any limitations on issuance of any class or series of preferred stock ranking senior to or on parity with the series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

▪	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock; and

▪	any transfer agent for the preferred stock.

Unless we specify otherwise in the applicable prospectus supplement, any future issuance of preferred stock, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, will rank as follows:

▪	senior to all classes or series of our common stock, and senior to all equity securities issued by us the terms of which specifically provide that they rank junior to the preferred stock with respect to those rights; and

▪	on a parity with all equity securities we issue that do not rank senior or junior to the preferred stock with respect to those rights.

As used for these purposes, the term “equity securities” does not include convertible debt securities.

Global Securities

If we decide to issue preferred stock in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered to the depositary for credit to the accounts of the holders of beneficial interests in the global preferred stock. The prospectus supplement will describe the specific terms of the depositary arrangement for preferred stock of a series that is issued in global form. We, any payment agent and the security registrar will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global preferred stock or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

Series D Participating Preferred Stock

On August 18, 1999, our board adopted a resolution designating 221,000 shares of our preferred stock as Series D Preferred Stock, par value $0.01 per share. The number of shares may be increased or decreased by our board of directors prior to the issuance of any shares of this series.

We have not yet issued any Series D Preferred Stock. The right to purchase one one-hundredth of a share of Series D Preferred Stock was declared as a dividend for each outstanding share of common stock on January 28, 1998. The rights, however, expired on February 11, 2008.

Subject to the rights and the holders of any shares of any series of our preferred stock (or any similar stock) ranking prior and senior to our Series D Preferred Stock with respect to dividends, the holders of shares of our Series D Preferred Stock, in preference to the holders of our common stock and of any other junior stock, will be entitled to receive, as and when declared by our board, dividends payable in cash on the fifteenth (15th) day of February, May, August and November in each year. Each share of our Series D Preferred Stock will receive cumulative dividends (subject to certain adjustments) equal to 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in our common stock or a subdivision of our common stock (by reclassification or otherwise), declared on our common stock. We will be required to pay any of these dividends that are accrued and unpaid, without interest, before we may pay any dividends on our common shares.

If we declare or pay any dividend on our common stock payable in common stock, or we split, combine or consolidate our outstanding common stock (by means other than by payment of a dividend in common stock) into a greater or lesser number of shares, then the amount to which Series D Preferred stockholders were entitled immediately prior to that event will be adjusted. The adjustment would be determined by multiplying the amount to which the Series D Preferred Stockholders immediately prior to that event are entitled by a fraction, of which the numerator is the number of common shares outstanding after the event and the denominator is the number of common shares outstanding prior to the event. We will then declare a dividend or distribution on the Series D Preferred Stock immediately after we declare the dividend or distribution on the common stock (other than a dividend payable in common stock).

Our Series D Preferred Stock entitles holders to 100 votes on all matters submitted to a stockholder vote, and the Series D Preferred Stock stockholders vote together as a class with the common stockholders. If we declare or pay any dividend on our common stock payable in common stock, or we split, combine or consolidate outstanding common stock (by means other than by payment of a dividend in common stock) into a greater or lesser number of shares, then the number of votes per share that the Series D Preferred stockholders are entitled to will be adjusted by multiplying the number of votes per share that the Series D Preferred stockholders are entitled to immediately prior to the event by a fraction, of which the numerator is the number of common shares outstanding after the event and the denominator is the number of common shares outstanding prior to the event.

If we liquidate, dissolve or wind up, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock until the holders of shares of Series D Preferred Stock have received a minimum of $100.00 per share, plus all accrued and unpaid dividends and distributions on the Series D Preferred Stock. In any event, the holders of Series D Preferred Stock will be entitled to receive an amount per share (subject to adjustment as discussed below) equal to 100 times the amount to be distributed per share to holders of common stock. Distributions to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock will be made on a pro rata basis with the Series D Preferred Stock.

If we declare or pay any dividend on our common stock payable in common stock, or we subdivide, combine or consolidate our common stock (by reclassification or otherwise than by payment of a dividend in common stock) into a greater or lesser number of shares, then the aggregate amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to any of those events upon liquidation, dissolution or winding up will be adjusted so that the ratio of liquidation preference due per share of Series D Preferred Stock will be the same both before and after the event and that these payments will be made prior to any payments to securities which rank junior to the Series D Preferred Stock.

If we enter into any consolidation, merger, combination or other transaction in which our common stock is exchanged for or changed into other stock or securities, cash and/or any other property, each share of our Series D Preferred Stock will have a right to receive 100 times the aggregate consideration to which each common share is entitled.

Adjustments will be made to the consideration that our holders of Series D Preferred Stock are entitled to receive in the event we declare or pay any dividend on the common stock payable in our common stock, or subdivide, combine or consolidate our common stock (by reclassification or otherwise than by payment of a dividend in our common stock into a greater or lesser number) so as to prevent dilution.

Some or all of the Series D Preferred Stock may be redeemed at our option on any dividend payment date at a redemption price per share equal to 100 times the fair market value of a common share on that date, together with all accrued and unpaid dividends on the Series D Preferred Stock.

The Series D Preferred Stock ranks junior to all series of preferred stock with respect to the distribution of assets.

Our certificate of incorporation may not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series D Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series D Preferred Stock, voting together as a single class, in addition to any other vote of stockholders required by law.

Description of Common Stock

Our certificate of incorporation authorizes the issuance of up to 25,000,000 common shares, par value $0.01 per share. There were 20,744,952 shares of our common stock issued and outstanding as of March 31, 2009.

There were 2,693 stockholders of record of our common stock at March 31, 2009. Our common stock is listed on the New York Stock Exchange under the symbol “CWT.” We intend to apply to the New York Stock Exchange to list any common stock issued under this prospectus and any prospectus supplement.

Holders of our common stock are entitled to vote at all elections of directors and to vote or consent on all stockholder questions at the rate of one vote per share. Stockholders may vote cumulatively in the election of directors. Under cumulative voting, every stockholder entitled to vote may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held. Alternatively, the stockholder may distribute these votes on the same principle among as many candidates as the stockholder desires.

Subject to the rights, privileges, preferences, restrictions and conditions attaching to any other class or series of our securities, holders of our common stock have the right to receive any dividends we declare and pay on our common stock. They also have the right to receive our remaining assets and funds upon liquidation, dissolution or winding-up, if any, after we pay to the holders of any series of our preferred stock the amounts they are entitled to, and after we pay all our debts and liabilities.

Our common stock is subject and subordinate to any rights and preferences granted under our certificate of incorporation and any rights and preferences which may be granted to any series of preferred stock by our board pursuant to the authority conferred upon our board under our certificate of incorporation.

After all cumulative dividends are declared and paid or set apart on any series of our preferred stock which may be outstanding, the board may declare any additional dividends on our common stock out of our surplus (the excess, if any, of our net assets over total paid-in capital) or if there is no surplus, the net profits for the current fiscal year or the fiscal year before which the dividend is declared. Our board may only declare cash dividends if after paying those dividends we would be able to pay our liabilities as they become due.

The common stock issued by this prospectus and any related prospectus supplement will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights. Except for any conversion rights that may be granted to any shares of our preferred stock, no holders of any of our capital stock are entitled to purchase or otherwise participate in any of our new or additional equity offerings.

American Stock Transfer & Trust Company LLC is the transfer agent, registrar and dividend paying agent for our common stock. Its phone number is (800) 937-5449.

Anti-Takeover Effects of Our Certificate of Incorporation,
Amended Bylaws and Delaware Law

Our amended by-laws contain provisions requiring advance written notice of director nominations or other proposals by stockholders and requiring directors to be free of certain affiliations with certain of our competitors. Also, we have adopted severance arrangements with our executive officers as part of their compensation packages. Furthermore, under our certificate of incorporation, stockholders may not act by written consent, and all stockholder action must be taken at a properly called and noticed meeting of stockholders.

We are subject to Section 203 of the Delaware General Corporation Law, which provides, with certain exceptions, that a Delaware corporation may not engage in certain business combinations with a person or affiliate or associate of such person who is an “interested stockholder” for a period of three years from the date such person became an interested stockholder unless:

▪	the transaction resulting in the acquiring person becoming an interested stockholder, or resulting in the business combination, is approved by our board of directors before the person becomes an interested stockholder;

▪	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

▪	on or after the date the person becomes an interested stockholder, the business combination is approved by our board of directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

An “interested stockholder” is defined as any person that is (x) the owner of 15% or more of the outstanding voting stock of the corporation or (y) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three year period immediately prior to the date on which it sought to be determined whether such person is an interested stockholder.

Plan of Distribution

We and Cal Water may sell the securities through one or more of the following ways:

▪	directly to purchasers;

▪	to or through one or more underwriters or dealers;

▪	through agents; or

▪	through a combination of any such methods of sale.

A prospectus supplement with respect to a particular issuance of securities will set forth the terms of the offering of those securities, including the following:

▪	name or names of any underwriters, dealers or agents;

▪	the purchase price of the securities and the estimated amount of proceeds we and Cal Water will receive;

▪	any underwriting discounts and commissions; and

▪	any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we and Cal Water use underwriters in the sale, the underwriters will acquire the securities for their own account and they may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriting syndicates represented by one or more managing underwriters or one or more independent firms acting as underwriters may offer the securities to the public. In connection with the sale of securities, we and Cal Water may compensate the underwriters in the form of underwriting discounts and commissions. The purchasers of the securities for whom the underwriters may act as agent may also pay them commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the securities if any are purchased.

If we and Cal Water use dealers in the sale of the securities, we and Cal Water will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The applicable prospectus supplement will name any dealer, who may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933 (the “Securities Act”), involved in the offer or sale of securities, and set forth any commissions or discounts we and Cal Water grant to the dealer.

If we and Cal Water use agents in the sales of the securities, the agents may solicit offers to purchase the securities from time to time. Any of these agents, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the securities will be named, and any commissions payable by us and Cal Water to such agent will be set forth, in the applicable prospectus supplement. Any agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

We and Cal Water may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to resales. The terms of those sales would be described in the prospectus supplement.

If the prospectus supplement so indicates, we and Cal Water will authorize agents, underwriters and dealers to solicit offers to purchase securities from us and Cal Water at the public offering price set forth in the prospectus supplement pursuant to stock purchase or delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

Agents, dealers and underwriters may be entitled under agreements with us and Cal Water to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters or their affiliates may engage in transactions with, or perform services for, us, Cal Water or our subsidiaries for customary compensation.

If indicated in the applicable prospectus supplement, one or more firms may offer and sell securities in connection with a remarketing upon their purchase, in accordance with their terms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us and Cal Water will be described in the applicable prospectus supplement. We and Cal Water may be obligated to indemnify the remarketing firm against certain liabilities, including liabilities under the Securities Act, and the remarketing firm may engage in transactions with or perform services for us, Cal Water or our subsidiaries for customary compensation.

Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

The prospectus supplement relating to each offering will set forth the anticipated date of delivery of the securities.

Legal Matters

Gibson, Dunn & Crutcher LLP, San Francisco, California will issue a legal opinion with respect to the validity of the securities.

Experts

The consolidated financial statements for the year ended December 31, 2008, incorporated in this prospectus by reference from the Current Report on Form 8-K filed on April 7, 2009, and the effectiveness of California Water Service Group and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report (1) expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph related to the addition of Note 17 to the consolidated financial statements in which the company has included condensed consolidating financial information of California Water Service Group and its subsidiaries and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Our consolidated financial statements as of December 31, 2007 and for each of the years in the two-year period ended December 31, 2007, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where You can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy, at prescribed rates, these reports, proxy statements and other information at the public reference facilities of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You also can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with the SEC. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the documents we have filed with the SEC listed below and all documents we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus:

▪	Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

▪	Current Report on Form 8-K filed on April 7, 2009;

▪	The portions of our Definitive Proxy Statement on Schedule 14A filed on April 6, 2009 that were incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2008, as indicated therein; and

▪	The description of our common stock on Form 8-A filed on March 18, 1994 (under the name California Water Service Company) and any future amendment or report filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

California Water Service Group
1720 North First Street
San Jose, CA 95112-4598
Attn: Investor Relations
Phone: (408) 367-8200

Cal Water is our direct, wholly-owned subsidiary and the obligations of Cal Water under the first mortgage bonds Cal Water offers pursuant to this prospectus will be fully and unconditionally guaranteed by us. Cal Water is not currently subject to the information reporting requirements under the Exchange Act. Cal Water will be exempt from such information reporting requirements as long as it is 100% owned by us, any outstanding first mortgage bonds of Cal Water listed under the registration statement of which this prospectus is a part are fully and unconditionally guaranteed by us and we include in the footnotes to our audited consolidated financial statements summarized consolidated financial information concerning Cal Water.

We maintain a Web site at http://www.calwatergroup.com and Cal Water maintains a Web site at http://www.calwater.com where certain additional information about us and Cal Water may be found. We and Cal Water undertake no obligation to update the information found on these Web sites. The information on these Web sites is not a part of this prospectus, any prospectus supplement, or the registration statement, but is referenced and maintained as a convenience to investors.

You should rely only on the information contained in or incorporated by reference in this prospectus or the applicable prospectus supplement. We and Cal Water have not authorized anyone to provide you with different information. We and Cal Water may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We and Cal Water are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

California Water Service Company

$100,000,000
5.875% First Mortgage Bonds due 2019, Series LL
fully and unconditionally guaranteed by

California Water Service Group

Prospectus Supplement
April 13, 2009

Robert W. Baird & Co.